                                    [FORM OF]
                             INTERIM TERM LOAN NOTE

                                                                          [Date]

     FOR VALUE RECEIVED, the undersigned, ARMOR HOLDINGS, INC., a Delaware corporation (the "Borrower") hereby unconditionally promises to pay, on the
Interim Term Loan Maturity Date (as defined in the Credit Agreement referred to below), to the order of _____________ (the "Lender") at the office of Wachovia
Bank, National Association, located at Charlotte Plaza, 201 South College
Street, CP-8, Charlotte, North Carolina 28288-0680, in lawful money of the
United States of America and in immediately available funds, the aggregate unpaid principal amount of the Interim Term Loan made by the Lender to the undersigned pursuant to Section 2.2A of the Credit Agreement referred to below.
The undersigned further agrees to pay interest in like money at such office on the unpaid principal amount hereof and, to the extent permitted by law, accrued interest in respect hereof from time to time from the date hereof until payment in full of the principal amount hereof and accrued interest hereon, at the rates and on the dates set forth in the Credit Agreement.

     The holder of this Interim Term Loan Note is authorized to endorse the date and amount of each payment of principal and interest with respect to the Interim
Term Loan evidenced by this Interim Term Loan Note on Schedule A annexed hereto and made a part hereof, or on a continuation thereof which shall be attached hereto and made a part hereof, which endorsement shall constitute prima facie evidence of the accuracy of the information endorsed (absent error); provided, however, that the failure to make any such endorsement shall not affect the obligations of the undersigned under this Interim Term Loan Note.

     This Interim Term Loan Note is one of the Interim Term Loan Notes referred to in the Credit Agreement, dated as of May 25, 2006 (as amended, restated, amended and restated, supplemented or otherwise modified, the "Credit
Agreement"), by and among the Borrower, the Material Domestic Subsidiaries of the Borrower from time to time party thereto (collectively the "Guarantors"), the lenders from time to time party thereto (the "Lenders") and Wachovia Bank,
National Association, as administrative agent for the Lenders (the
"Administrative Agent"), and the holder is entitled to the benefits thereof.
Capitalized terms used but not otherwise defined herein shall have the meanings provided in the Credit Agreement.

     Upon the occurrence of any one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Interim Term
Loan Note shall become, or may be declared to be, immediately due and payable, all as provided therein. In the event this Interim Term Loan Note is not paid when due at any stated or accelerated maturity, the Borrower agrees to pay, in addition to principal and interest, all costs of collection, including reasonable attorneys' fees.

     All parties now and hereafter liable with respect to this Interim Term Loan
Note, whether maker, principal, surety, endorser or otherwise, hereby waive presentment, demand, protest and all other notices of any kind.

     THIS INTERIM TERM LOAN NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND
ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (INCLUDING
SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

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                                         ARMOR HOLDINGS, INC.,
                                         a Delaware corporation

                                         By:
                                             -----------------------------------
                                         Name:
                                               ---------------------------------
                                         Title:
                                                --------------------------------